EXHIBIT 1

Names of Reporting Persons

1.	Martha R. Ingram

2.	QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995

3.	The Martha and Bronson Ingram Foundation